As filed with the Securities and Exchange Commission on June 20, 2007
Registration No. 333-141717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLENNIUM CELL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		22-3726792
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification Number)
1 Industrial Way West
Eatontown, New Jersey 07724
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

H. David Ramm
Chief Executive Officer
1 Industrial Way West
Eatontown, New Jersey 07724
(732) 542-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Malcolm I. Ross, Esq.
Dickstein Shapiro LLP
1177 Avenue of the Americas
New York, New York 10036-2714
(212) 277-6525
__________________
Approximate date of commencement of proposed sale to public: From time to time or at one time after this Registration Statement becomes effective in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
common stock, $.001 par value	10,972,420	$0.98	$10,752,971	$330

(1) Comprised of (a) 140% of the number of shares issuable in connection with the conversion of our Unsecured Convertible Debentures Due February 16, 2009 (the “ Debentures”) owned by the selling stockholders, (b) 100% of the number of shares issuable in connection with the exercise of certain warrants to purchase common stock held by the selling stockholders, and (c) 100% of the number of shares issuable as payment of interest in accordance with the terms of the Debentures. Under Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of our common stock as reported on The NASDAQ Capital Market on March 29, 2007, solely for the purpose of calculating the amount of the registration fee. $330.00 was paid with the filing of this Registration Statement on March 30, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[Side legend: The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JUNE 20, 2007

10,972,420 SHARES OF COMMON STOCK

The selling stockholders listed under the section entitled “Selling Stockholders,” or their pledgees or assignees, are offering up to 10,972,420 shares of our common stock for resale to the public. The selling stockholders will be selling shares of common stock (a) that they may acquire from us in connection with the conversion of our Unsecured Convertible Debentures Due February 16, 2009 (the “ Debentures”), (b) that they may acquire from us in connection with the exercise of certain warrants to purchase common stock held by the selling stockholders, and (c) shares of common stock issuable as payment of interest with respect to the Debentures in accordance with the terms thereof. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We are paying the expenses of this offering.

Our common stock is traded on The NASDAQ Capital Market where it trades under the symbol: MCEL. On March 29, 2007, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.96 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2007

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Millennium Cell”, the “Company”, “we”, “us” and “our” refer and relate to Millennium Cell Inc. and its consolidated subsidiaries. You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date. You should read both this prospectus and any and all prospectus supplements together with additional information described under the heading, “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors”.

THE COMPANY

We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. Our current business focus is to develop hydrogen fuel cartridge technology and designs as well as hydrogen batteries comprised of a fuel cell and our proprietary hydrogen storage technology for use in portable electronic devices for the military, industrial, medical and consumer electronics markets. We license our fuel cartridge technology and designs to companies who develop fuel cell systems. We also develop hydrogen batteries and intend to produce and sell these products. We believe our hydrogen fuel cartridge technology with a licensee's fuel cell is a portable power source that can offer runtime, weight, safety and cost advantages versus existing battery solutions. On December 29, 2006, we acquired Gecko Energy Technologies, Inc, a fuel cell company to provide us with the ability to deliver a complete hydrogen battery product to customers.

Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

THE OFFERING

The selling stockholders are hereby offering for resale up to 10,972,420 shares of our common stock. These shares consist of shares of common stock:

▪	that the selling stockholders may acquire from us in connection with the conversion of our Debentures,

▪	that the selling stockholders may acquire from us in connection with the exercise of warrants to purchase common stock held by the selling stockholders, and

▪	that the selling stockholders may acquire from us as payment of interest with respect to the Debentures in accordance with the terms thereof.

Our Debentures and warrants to purchase shares of our common stock were issued to the selling stockholders in our private placement completed on February 16, 2007. On March 16, 2007, the Debentures were amended pursuant to an agreement between us and holders of a majority in interest of the Debentures. For a description of our private placement of securities to the selling stockholders and of the amendment to the Debentures, please see the section below entitled “Selling Stockholders.”

Pursuant to the terms of a registration rights agreement we entered into with the selling stockholders in connection with the private placement, we are contractually obligated to register for resale a number of shares of common stock equal to the sum of:

▪	140% of the aggregate maximum number of shares of common stock issuable upon conversion of all currently outstanding Debentures;

▪	100% of the number of shares of common stock issuable as payment of interest due under the Debentures pursuant to the terms thereof; and

▪	100% of the number of shares of common stock issuable upon exercise of certain warrants issued to such selling stockholders.

The number of shares of common stock that we may actually issue to the selling stockholders may be more or less than the shares being offered by the selling stockholders through this prospectus. The number of shares of common stock actually issued to the selling stockholders may be affected by a number of factors, including the following:

▪
after the later of the effective date of this registration statement or June 15, 2007, each holder of the Debentures may elect to convert the outstanding principal amount of its Debenture (plus accrued but unpaid interest) into shares of common stock based on a formula that is dependent upon the market price of our common stock (subject to certain restrictions in the Debentures). For example, if the market price of our common stock falls, we may be required to issue more shares of common stock upon conversion of the Debentures.

▪
depending upon the circumstances, the Debentures held by the selling stockholders may or may not be converted into shares of common stock or may be converted in part and the warrants held by the selling stockholders may or may not be exercised or may be exercised in part;

▪	under certain circumstances, our Debentures and the warrants may be redeemed for cash prior to their conversion or exercise, as applicable;

▪	we may elect to pay interest in respect of the Debentures in the form of cash in lieu of shares of common stock; and

▪
we may sell common stock or common stock equivalents in certain transactions and at a price which triggers the antidilution adjustment provisions of the terms of the Debentures and the warrants issued to the selling stockholders. See “Risk Factors - We May Be Required To Issue More Shares Of Common Stock Than Are Being Registered Hereunder As A Result Of Antidilution Adjustment Provisions And Certain Other Provisions Of Our Outstanding Securities.”

We have contractually agreed to register more shares of common stock than are currently issuable upon conversion of the outstanding Debentures to account for additional shares of common stock that the selling stockholders may acquire from us in the future as a result of potential adjustments to the conversion price of the Debentures held by the selling stockholders if the market price of our common stock falls. Pursuant to a contractual obligation with the selling stockholders, if the conversion price of the Debentures held by such selling stockholders is adjusted due to such an event, we may not have a sufficient number of shares of common stock registered under this prospectus and, accordingly, we may be required to file a separate registration statement relating to any such shares.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below and other information, including our financial statements and related notes previously included in our periodic reports filed with the Securities and Exchange Commission. If any of the factors or conditions summarized in the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that affect us, our business and our prospects.

WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, some aspects of our business plan rest on the beliefs formed by our management and have not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan and there is a limited basis for evaluating us.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT CONTINUED LOSSES FOR THE NEXT 18 TO 24 MONTHS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

We have incurred substantial losses since our formation and had an accumulated deficit equal to $108,189,339 as of December 31, 2006. We expect to continue to incur net losses for the next 18 to 24 months as we continue to make significant investments in commercialization activities. It continues to be difficult to predict accurately the timing and rate of market adoption, if any, of products using our technology. Accordingly, we cannot determine with certainty when or if we will achieve profitability, and even if we do achieve profitability, whether we can sustain or increase profitability.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE OUR EXISTING STOCKHOLDERS OR RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

Our working capital requirements continue to be significant. To date, we have been dependent primarily on the net proceeds of our initial public offering and private placements of convertible debt and equity securities. Our working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing our products, realizing cost reductions on our technology, and the cost involved in protecting our proprietary rights. Accordingly, the proceeds from our recent financing and our other existing capital resources may not be sufficient to fund our future operations.  We currently have no committed sources of, or other arrangements with respect to, additional financing.  If additional working capital is required, it may dilute our existing stockholders or restrict our ability to run our business.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

We expect our revenues and operating results to vary significantly from quarter to quarter. In addition, the Company will be required to incur interest expense upon conversion of its unsecured convertible debentures or preferred stock into common stock at the time of, and to the extent of, such conversion. As a result of each of the foregoing, quarter-to-quarter comparisons of our revenues, interest expense and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT'S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

▪	failure to meet our product development and commercialization milestones,

▪	demand for our common stock,

▪	technological innovations by competitors or in competing technologies,

▪	investor perception of our industry or our prospects, or

▪	general technology or economic trends.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could have a negative effect on our business and results of operation.

IF WE OR OUR COLLABORATIVE PARTNERS FAIL TO PERFORM UNDER OUR JOINT DEVELOPMENT AND RESEARCH AGREEMENTS, OUR ABILITY TO COMMERCIALIZE OUR PROPOSED PRODUCTS COULD BE IMPAIRED.

Our success depends upon maintaining our relationships with our current collaborative partners and other parties with whom we have strategic and other relationships and obtaining additional joint research and development partners for the development, testing, manufacturing, marketing and commercialization of their and our proposed products. In addition, we may depend on our partners' and other parties' expertise and dedication of sufficient resources to develop and commercialize our proposed products. We have granted, and may in the future grant, to our research and development partners, rights to license and commercialize products developed under research and development arrangements. Under these arrangements, our research and development partners may control key decisions relating to the development of such products. The rights of our research and development partners would limit our flexibility in considering alternatives for the commercialization of our products. If we fail to successfully develop these relationships, or if our research and development partners fail to successfully develop or commercialize any of our products, it may delay or prevent us from developing or commercializing our proposed products in a competitive and timely manner and would have a material adverse effect on our business.

WE RELY ON GOVERNMENT FUNDING FOR CERTAIN RESEARCH AND DEVELOPMENT AND TECHNOLOGY DEMONSTRATION PROJECTS.

We receive reimbursement from government sources for certain of our research and development and technology demonstration projects, particularly from the Department of Defense and the Department of Energy. Loss of any of such funding for any reason or a material decrease in funding for research may have a material adverse effect on our business and operations.

OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN BATTERIES, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

We have developed a number of prototype systems and are continuing our efforts to improve their overall performance, reduce their cost and to ensure they are safe to operate. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet demonstrated all of the cost and performance requirements required for commercialization of products that utilize our technology. Accordingly, if we are unable to complete prototype development and engineering of a commercially viable hydrogen battery, we will not be able to develop our business as anticipated.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE OUR TECHNOLOGY OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

We have established product development and commercialization milestones and a timeline for achieving development goals related to product specifications and system cost parameters. Delays and/or missed milestones may have a material impact on our commercialization schedule and may result in breaches of certain development agreements in connection with our established relationships. If any such breach or other non-performance causes a customer to terminate our relationship, potential customers may choose alternative technologies or result in delays that could allow potential competitors to gain market advantages.

OUR HYDROGEN FUEL CARTRIDGE TECHNOLOGY MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES' PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

To be commercially viable, our hydrogen fuel cartridge technology must be integrated in most cases into products manufactured by original equipment manufacturers (OEMs). Such OEMs may not be able to manufacture appropriate products or, if they do manufacture such products, may choose not to use our technology. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH COULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

We have demonstrated our hydrogen fuel cartridge technology in the past and we plan to conduct additional demonstrations in public and in private in the future. We also expect our customers to conduct field testing and pilot programs to evaluate products which utilize our technology. Although to date we have not experienced significant problems in demonstration or testing, future demonstrations and testing could encounter problems for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test systems properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products, which could impede the development of our business.

OUR FAILURE TO OBTAIN, MAINTAIN OR PROTECT THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

▪	pay substantial damages,

▪	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

▪	expend significant resources to develop or acquire non-infringing intellectual property,

▪	discontinue processes incorporating infringing technology, or

▪	obtain licenses to the infringing intellectual property.

An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

Accordingly, we cannot assure you that:

▪	any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others,

▪	any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

▪	any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

Certain sodium borohydride fuel solutions used by our technology have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine or animal life. Furthermore, if pure sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, pure sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

IF WE FAIL TO COMPLY WITH CERTAIN OBLIGATIONS IN RESPECT OF OUR CONVERTIBLE SECURITIES, WE MAY BE SUBJECT TO MANDATORY REDEMPTION OBLIGATIONS AT THE OPTION OF THE HOLDERS WHICH, IF EXERCISED, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OUR BUSINESS.

In the event that we fail to comply with certain obligations regarding the conversion of convertible securities and preferred stock or the authorization and registration of shares of common stock issuable upon such conversion, then, in addition to financial penalties that may be payable by us, the holders of the Debentures, and our Series C2 Convertible Preferred Stock, par value $0.001 per share (the “ Series C2 Preferred Stock”) may, at their option, require us to redeem the affected securities at a premium price. In addition, if any such redemption event occurs with respect to holders of the Series C2 Preferred Stock, then the holders of our Series A2-0 Convertible Preferred Stock, Series A2-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, pursuant to the terms thereof, have a right to require us to redeem a percentage of their shares up to an amount equal to the percentage of Series C2 Preferred Stock so redeemed. If we are required to redeem a significant number of our convertible securities in a short period of time, such event may have a material adverse effect on our financial condition and our business.

THE DEBENTURES ARE SUBJECT TO MANDATORY PREPAYMENTS AT THE OPTION OF THE HOLDERS THEREOF UPON CERTAIN CONDITIONS WHICH, IF EXERCISED, WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OUR BUSINESS.

The Debentures are subject to mandatory prepayments at the option of the holders upon certain conditions, including the occurrence of an event of default. The amount of the prepayment obligation is essentially 120% of the outstanding principal amount of the Debentures, plus accrued but unpaid interest thereon and other applicable costs and expenses.

The election by holders of the Debentures to exercise such prepayment obligations may have a material adverse effect on our financial condition and our business. We believe that generally, an event of default with respect to the Debentures will only occur at a time, if at all, when we are experiencing other financial difficulties and, accordingly, any exercise of a mandatory prepayment obligation may have a compounding material adverse effect on our ability to handle such difficulties.

WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK UPON ADJUSTMENT OF THE CONVERSION PRICE OF OUR OUTSTANDING PREFERRED STOCK AND UNSECURED CONVERTIBLE DEBENTURES OR THE EXERCISE PRICE OF OUR OUTSTANDING WARRANTS, RESULTING IN DILUTION OF OUR EXISTING STOCKHOLDERS.

The conversion or exercise of some or all of our outstanding preferred stock, convertible debentures, options and warrants will dilute the ownership interests of our stockholders. If we sell common stock or common stock equivalents (excluding certain specified types of issuances) at a price per share that is below the then-applicable conversion price of our outstanding Series A2-0 Convertible Preferred Stock, A2-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C2 Preferred Stock, or Debentures, and/or below the then-applicable exercise price of certain of our outstanding warrants, then the conversion price or exercise price, as the case may be, of such securities may adjust downward and, as a result, the number of shares of common stock issuable upon conversion or exercise of such securities would increase. As a result of the foregoing, we may be required to issue additional shares of common stock than currently provided for in the instruments governing our preferred stock and other convertible securities which would result in the dilution of our existing stockholders.

SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

A substantial number of shares of our common stock have been registered for resale in connection with the issuance of preferred stock, convertible debentures and warrants to private and accredited institutional investors. Resale of a significant number of these registered shares into the public market could depress the trading price of our common stock and make it more difficult for our stockholders to sell equity securities in the future. In addition, to the extent other restricted shares become freely available for sale, whether through an effective registration statement or under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or if we issue additional shares that might be or become freely available for sale, our stock price could decrease.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be re-invested in our business. We have dividend payment obligations on our Series B Preferred Stock and our Series C2 Preferred Stock, each of which have priority in the payment of the dividends over our common stock.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

A mass market may never develop for hydrogen batteries, or may develop more slowly than we anticipate. Fuel cells and products that utilize hydrogen to generate energy represent an emerging category of power sources, and we cannot know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

▪	the acceptance in mass markets of hydrogen as an alternative fuel source,

▪	the cost competitiveness of our hydrogen generation systems,

▪	acceptance of fuel cells as a reliable cost competitive energy source,

▪	the emergence of newer, more competitive technologies and products,

▪	the future cost of sodium borohydride,

▪	regulatory requirements,

▪	consumer perceptions of the safety of our products, and

▪	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Asia are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

As others learn of the potential of fuel cells to replace existing power sources and the benefits provided when hydrogen is used to power those fuel cells, we expect there to be increased competition in the hydrogen delivery and storage product market. This competition will come from current storage technologies, from improvements to current storage technologies and from new storage technologies. We intend to compete in each of our target markets based on that market's desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully. Failure to compete in each of our target markets will have a material adverse effect on our business and operations.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect our current view about future events and financial performance and are subject to risks and uncertainties. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as “plan,” “believe,” “expect,” “anticipate,” “on target” and “intend” or similar expressions, we are making forward-looking statements, although not all forward-looking statements contain such words or expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system, (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems, (iii) competition from current, improving and alternate power technologies, (iv) our ability to raise capital at the times, in the amounts and at costs and terms that are acceptable to fund the development and commercialization of our hydrogen fuel storage and delivery technology and our business plan, (v) our ability to protect our intellectual property, (vi) our ability to achieve budgeted revenue and expense amounts, (vii) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (viii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, (ix) our ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets, (x) our ability to secure government funding of our research and development and technology demonstration projects, and (x) other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion of the Debentures, exercise of the warrants and as payment of interest under the Debentures. We are registering such shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as otherwise noted below, none of the selling stockholders have had any material relationship with us within the past three years.

The tables, the corresponding footnotes, and the accompanying disclosure below set forth: (i) the selling stockholders, (ii) information regarding the beneficial ownership of shares of common stock by each of the selling stockholders, and (iii) any relationship between the Company and each of the selling stockholders and their affiliates during the past three years.

The second column of Table 1 below lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Debentures and warrants and other shares of common stock otherwise beneficially owned, in each case as of March 27, 2007, assuming conversion of all Debentures and exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The third column of Table 1below lists the shares of common stock being offered under this prospectus by each selling stockholder.

In accordance with the terms of a registration rights agreement we entered into with the selling stockholders, this prospectus generally covers the resale of at least the sum of (i) 140% of the aggregate maximum number of shares of common stock issued and issuable pursuant to the Debentures (assuming conversion at a price equal to the arithmetic average of the volume weighted average price of the common stock over the thirty (30) consecutive trading days ending on the trading day immediately preceding February 16, 2007, the closing date of the private placement), which is equal to $1.05, (ii) 100% of the number of shares of common stock issued or issuable pursuant to the terms of the Debentures as of the trading day immediately preceding the date the registration statement to which this prospectus relates was initially filed with the SEC, and (iii) 100% of the number of shares of common stock issued and issuable pursuant to the warrants as of the trading day immediately preceding the date the registration statement to which this prospects relates was initially filed with the SEC.  Because the conversion price of the Debentures and the exercise price of the warrants may be adjusted, we may issue a number of shares of common stock that may be more or less than the number of shares being offered under this prospectus. The fourth column lists the number of shares of common stock that will be beneficially owned after the offering and assumes the sale of all of the shares of common stock offered by the selling stockholders under this prospectus.

Under the terms and conditions of the Debentures and the warrants, a selling stockholder may not convert the Debentures or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the debentures that have not been converted and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

Table 1
Selling Stockholders Table

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering Assuming the sale of all Offered Shares are Sold
			Number	Percent

Portside Growth & Opportunity Fund (1)	4,894,605(9)	2,743,105	2,151,500	4.0%

Mainfield Enterprises, Inc. (2)	2,875,212(10)	2,743,105	132,107	*

Gemini Master Fund, Ltd. (3)	2,240,325(11)	1,828,737	411,588	*

Iroquois Master Fund Ltd. (4)	2,969,876(12)	1,828,737	1,191,139	2.1%

JGB Capital L.P. (5)	1,384,029(13)	548,621	835,408	*

JGB Capital Offshore, Ltd. (6)	182,874	182,874	0	*

Solomon Strategic Holdings, Inc. (7)	139,155	137,155	0	*

The Tail Wind Fund Ltd. (8)	1,103,837(14)	960,087	143,750	*
* Less than 1%.

(1)
Portside Growth & Opportunity Fund (“Portside”) purchased shares of Series C2 Preferred stock and warrants in the Company's private placement in April 2005. Portside is a party to a Letter Agreement, dated as of February 15, 2007, between the Company and the holders of the Company's Series C2 Convertible Preferred Stock (the “Letter Agreement”) described below. Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(2)
The address for Mainfield Enterprises, Inc. is c/o Sage Capital Corp., 660 Madison Avenue, 18th Floor, New York, NY 10021. Avi Vigder has voting and investment control of the shares held by Mainfield Enterprises but disclaims beneficial ownership of such shares.

(3)
The address for Gemini Master Fund, Ltd. (“Gemini”) is c/o Gemini Strategies, LLC, 12220 El Camino Real, Suite 400, San Diego, CA 92130. Gemini Strategies, LLC is the investment manager of Gemini and Steven Winters is the sole managing member of Gemini Strategies, LLC. As a result, Mr. Winters may be deemed to have dispositive power over the shares of common stock owned by Gemini. Each of Gemini Strategies, LLC and Steven Winters expressly disclaims any equitable or beneficial ownership of such shares.

(4)
The address for Iroquois Master Fund Ltd. (“Iroquois”) is 641 Lexington Avenue, 26th Floor, New York, NY 10022. Iroquois purchased shares of Series C2 Preferred stock and warrants in the Company's private placement in April 2005. Iroquois is a party to the Letter Agreement. Joshua Silverman has voting and investment control over the shares held by Iroquois. However, Mr. Silverman does not have and disclaims any beneficial ownership of these shares.

(5)
The address for JGB Capital L.P. (“JGB”) is 660 Madison Avenue, 21st Floor, New York, NY 10021. JGB purchased shares of Series C2 Preferred stock and warrants in the Company's private placement in April 2005. JGB is a party to the Letter Agreement. Brett Cohen, indirectly through an investment manager, has voting and investment power over the shares held by JGB and JGB Capital Offshore Ltd. (“JGB Offshore”). Brett Cohen disclaims beneficial ownership over the shares held by JGB and JGB Offshore.

(6)
The address for JGB Offshore is c/o Appleby Corporate Services (Cayman) Limited, Clifton House, 75 Fort Street, Georgetown, Grand Cayman. JGB, an affiliate of JGB Offshore, purchased shares of Series C2 Preferred stock and warrants in the Company's private placement in April 2005 and is a party to the Letter Agreement. As stated in Note 5 in this table, Brett Cohen, indirectly through an investment manager, has voting and investment power over the shares held by JGB and JGB Offshore. Brett Cohen disclaims beneficial ownership over the shares held by JGB and JGB Offshore.

(7)
The address for Solomon Strategic Holdings, Inc. (“Solomon”) is c/o Andrew P. Mackellar, Director, Greenlands, The Red Gap, Castletown, IM9 1HB, British Isles. Andrew P. Mackellar has been authorized by the Board of Directors of Solomon to make voting and disposition decisions with respect to the shares on behalf of Solomon. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by Solomon. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by Solomon, and he does not have any legal right to maintain such delegated authority.

(8)
The address for The Tail Wind Fund Ltd. (“Tail Wind”) is c/o Tail Wind Advisory and Management Ltd., 77 Long Acre, London, WC2E 9LB UK. Tail Wind purchased shares of Series C2 Preferred stock and warrants in the Company's private placement in April 2005. Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for Tail Wind, and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by Tail Wind.

(9)
In addition to the shares to be offered pursuant to this prospectus, this figure includes (i) 1,654 shares of Series C2 Preferred Stock (convertible into approximately 1,697,333 shares of common stock as of March 9, 2007), (ii) immediately exercisable warrants to purchase 387,500 shares of Common Stock, and (iii) $150,000 principal amount of the Unsecured Convertible Debentures Due September 30, 2007 (the “Amended Debentures”) (convertible into 66,667 shares of common stock as of March 9, 2007). On May 8, 2007 the Company converted 94 shares of Series C2 Preferred Stock held by Portside into 133,941 shares of common stock at $0.70 per share. On May 11, 2007, the Company converted 94 shares of Series C2 Preferred Stock held by Portside into 132,296 shares of common stock at $0.71 per share. On May 29, 2007, Portside converted $150,000 principal amount of its Amended Debentures at a conversion price of $0.66 per share, for 66,667 shares of common stock.

(10)	In addition to the shares to be offered pursuant to this prospectus, this figure includes 132,107 shares of common stock.

(11)
In addition to the shares to be offered pursuant to this prospectus, this figure includes (i) 261 shares of Series C2 Preferred Stock (convertible into 267,838 shares of common stock as of March 9, 2007), and (ii) immediately exercisable warrants to purchase 143,750 shares of common stock. On May 8, 2007 the Company converted 15 shares of Series C2 Preferred Stock held by Gemini into 21,374 shares of common stock at $0.70 per share. On May 11, 2007, the Company converted 15 shares of Series C2 Preferred Stock held by Gemini into 21,111 shares of common stock at $0.71 per share.

(12)
In addition to the shares to be offered pursuant to this prospectus, this figure includes (i) 929 shares of Series C2 Preferred Stock (convertible into 953,339 shares of common stock as of March 9, 2007), (ii) immediately exercisable warrants to purchase 143,750 shares of common stock, and (iii) 44,050 shares of common stock. On May 8, 2007 the Company converted 53 shares of Series C2 Preferred Stock held by Iroquois into 75,520 shares of common stock at $0.70 per share. On May 11, 2007, the Company converted 53 shares of Series C2 Preferred Stock held by Iroquois into 74,593 shares of common stock at $0.71 per share.

(13)
In addition to the shares to be offered pursuant to this prospectus, this figure includes (i) 674 shares of Series C2 Preferred Stock (convertible into 691,658 shares of common stock as of March 9, 2007), and (ii) immediately exercisable warrants to purchase 143,750 shares of common stock. On May 8, 2007 the Company converted 38 shares of Series C2 Preferred Stock held by JGB into 54,146 shares of common stock at $0.70 per share. On May 11, 2007, the Company converted 38 shares of Series C2 Preferred Stock held by JGB into 53,481 shares of common stock at $0.71 per share.

(14)	In addition to the shares to be offered pursuant to this prospectus, this figure includes immediately exercisable warrants to purchase 143,750 shares of common stock.

Table 2
Total Possible Profit to the Selling Stockholders as a Result of the Conversion Discount

Table 2 below discloses the total possible profit to the selling stockholders as a result of the conversion discount associated with the Debentures. Please note that the terms of the Debentures contain restrictions and limitations on conversions at the “Revised Conversion Price” (the discount to market price which is described in footnote 2 of Table 2 below). As a result, the total possible profit to be realized by the selling stockholders, although presented assuming conversion at the Revised Conversion Price, may or may not be realized by the selling stockholders because of the applicability of the relevant restrictions and limitations.

(A)	(B)	(C)	(D)	(E)	(F)	(G)
Market Price Per Share of the Underlying Shares(1)	Conversion Price Per Share of the Underlying Shares(2)	Total Possible Number of Underlying Shares(3)	Combined Market Price of the Total Number of Underlying Shares(4)	Total Possible Number of Shares to be Received(3)	Combined Conversion Price of the Total Number of Shares the Selling Stockholders May Receive(5)	Total Possible Discount to Market Price(6)
$1.15	$1.01	5,940,594	$6,831,683	5,940,594	$6,000,000	$831,683

(1)	Represents the closing price of the Common Stock on February 16, 2007, the date of the sale of the Convertible Debentures.

(2)
Represents the “Revised Conversion Price” under the Debentures, calculated as of the date of the sale of the Debentures. The Revised Conversion Price is a variable price equal to 91% of the volume weighted average price of the Common Stock during the 10 trading days preceding the notice of conversion. The holders of the Debentures may convert at the Revised Conversion Price upon the earlier of (i) the effective date of the Registration Statement registering the resale of the Common Stock underlying the Debentures and the Warrants or (ii) June 15, 2007. After the effectiveness of the Registration Statement, the Company may convert the Debentures at the Revised Conversion Price if the following conditions are satisfied: (i) the satisfaction of the “Equity Conditions” (as defined in the Debentures) during the five (5) trading day period preceding the conversion notice, (ii) if the closing price of the Common Stock on the date of the conversion notice is $1.00 or greater, that such closing price is greater than 109% of the Revised Conversion Price or if the closing price of the Common Stock on the date of conversion is less than $1.00, that such closing price is greater than 115% of the Revised Conversion Price, and (iii) that less than $2,000,000 of the Company’s Series C2 Convertible Preferred Stock is outstanding at the time of the conversion notice.

The “Initial Conversion Price” of the Debentures is a fixed price equal to $1.42 per share. The holders of the Debentures may convert at the Initial Conversion Price at any time after the initial issuance date. The Company may elect to convert the Debentures at the Initial Conversion Price at any time after the first anniversary of the effectiveness of the Registration Statement if, (i) the closing price for the Company’s Common Stock for each of the 15 trading days immediately preceding the Company’s election notice is equal to or greater than 135% of the Initial Conversion Price and (ii) the “equity conditions” (as defined in the Debentures) are satisfied during such period. Additional tabular disclosure regarding the Initial Conversion Price has not been provided since the selling stockholders, as of the date of the sale of the Debentures and as of the date hereof, cannot realize any profit as a result of conversions at the Initial Conversion Price.

(3)
Represents the quotient obtained by dividing (i) the aggregate principal amount of the Debentures (excluding payment of interest) ($6,000,000) by (ii) the Revised Conversion Price as of the date of the sale of the Debentures ($1.01).

(4)
Represents the product of (i) the total number of shares of Common Stock underlying the Debentures (5,940,594) times (ii) the market price of the Common Stock on the date of the sale of the Debentures ($1.15).

(5)
Represents the product of (i) the total number of shares of Common Stock underlying the Debentures (5,940,594) times (ii) the Revised Conversion Price, calculated as of the date of the sale of the Debentures ($1.01).

(6)	Represents the difference between the combined market price (referenced in Note 4 above, ($6,831,683)) less the combined conversion price (referenced in Note 5 above, ($6,000,000)).

Table 3
Total Possible Profit to the Selling Stockholders as a Result of Conversion or Exercise Discounts
With Respect to Other Company Securities

Table 3 below discloses the total possible profit to the selling stockholders as a result of conversion or exercise discounts with respect to other company securities. The terms of the securities included in Table 3 below contain restrictions and limitations with respect to conversions at a discount to the market price. As a result, the total possible profit as set forth in Table 3 below to be realized by the selling stockholders may or may not be realized by the selling stockholders because of the applicability of the relevant restrictions and limitations.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Title of Security	Market Price Per Share of Underlying Shares(1)	Conversion/Exercise Price Per Share of Underlying Shares	Total Possible Number of Underlying Shares	Combined Market Price of Total Number of Underlying Shares(1)	Total Possible Number of Shares to be Received	Combined Conversion/Exercise Price of Total Number of Shares to be Received	Total Possible Discount to Market Price(1)
Warrants(2)	$1.15	$1.14	1,842,105	$2,118,421	1,842,105	$2,100,000	$18,421
Series C2 Convertible Preferred Stock(3)	$1.55	$1.53	7,935,948	$12,300,719	7,935,948	$12,100,000	$200,719
Warrants to Series C2 Investors(4)	$1.55	$2.00	1,250,000	$1,937,500	1,250,000	$2,500,000	N/A

(1)	Represents or based upon the closing price of the Common Stock on the date of the sale of the applicable security.

(2)
The Warrants were issued to the selling stockholders in connection with the sale of the Debentures. Column (E) represents the product of (i) the total number of shares underlying the Warrants (1,842,105) times (ii) the market price of the Common Stock on the date of issuance of the Warrants ($1.15). Column (G) represents the product of (x) the total number of shares underlying the Warrants (1,842,105) times (y) the per share exercise price of the Warrants ($1.14). Column (H) represents the difference between the combined market price of the shares underlying the Warrants as set forth in column (E) ($2,118,421) minus the combined exercise price set forth in Column (G) ($2,100,000). As the closing price of the Common Stock on May 14, 2007 was $0.74, none of the Warrants were “in the money” as of such date.

(3)
The Series C2 Preferred Stock was issued to certain accredited institutional investors in a private placement in April 2005. Certain purchasers of the Series C2 Preferred Stock are also selling stockholders (Portside, Iroquois, JGB and Tail Wind) or affiliates of a selling stockholder (Provident Premier Master Fund, Ltd., an affiliate of Gemini). Column (C) represents the Conversion Price assuming a “Company Interim Conversion Election” on the date of the sale of the Series C2 Preferred Stock (calculated as 92% of the closing price of the Common Stock on the day preceding the sale of the Series C2 Preferred Stock). Column (D) represents the total aggregate number of shares of Common Stock underlying the Series C2 Preferred Stock (assuming a Conversion Price of $1.53 and assuming the payment of dividends in shares of Common Stock (at a rate of 7% per annum and a per share price equal to $1.50 (95% of the dollar volume weighted average price during the five trading days immediately preceding the date of the sale of the Series C2 Preferred Stock))). Column (E) represents the product of (i) the total number of shares underlying the shares of Series C2 Preferred Stock, calculated in (D) above (7,935,948) times (ii) the market price of the Common Stock on the date of the sale of the Series C2 Preferred Stock ($1.55). Column (F) represents the aggregate number of shares of Common Stock underlying the Series C2 Preferred Stock (calculated in the manner described as set forth in (D) above). Column (G) represents the product of (x) the total number of shares underlying the Series C2 Preferred Stock (calculated in the manner described in (D) above) times (y) a Conversion Price of $1.53 (in the case of a Company Interim Conversion Election as described in (C) above) or $1.50 (in the case of shares issuable as payment of dividends on the Series C2 Preferred Stock as described in (D) above). Column (H) represents the difference between the combined market price of the shares underlying the Series C2 Preferred Stock (as set forth in column (E) ($12,300,719)) minus the combined Conversion Price (as set forth in column (G) ($12,100,000)). The Interim Conversion Price of the Series C2 Preferred Stock is calculated as 92% of the closing price of the Common Stock on the date preceding the applicable conversion notice if such closing price is more than $1.25. If the closing price is $1.25 or less, the Interim Conversion Price is calculated as 86% of such closing price.

Under the terms of the Letter Agreement, the Company agreed to, between the date of such Letter Agreement and June 15, 2007, deliver Company Interim Conversion Election Notices to convert 50% of such holder’s shares of Series C2 Preferred Stock into shares of the Common Stock. As provided in the Certificate of Designations of the Series C2 Preferred Stock, the closing sale price for the Common Stock on the date immediately preceding the date of each Company Interim Conversion Election Notice must be at least 114% of the applicable conversion price (if the applicable closing sale price is $1.25 or less) or 108% of the applicable conversion price (if the applicable closing sale price is greater than $1.25). The Company agreed it would not deliver Company Interim Conversion Election Notices to effect aggregate conversions of more than $400,000 of Series C2 Preferred Stock during any 10 trading day period. Each holder waived the volume restrictions contained in the Certificate of Designations of the Series C2 Preferred Stock with respect to the conversions contemplated by the letter agreement. As of May 9, 2007, the Company had converted an aggregate of $1,200,000 of Series C2 Preferred Stock into 1,448,148 shares of Common Stock under the letter agreement.

As stated above the Letter Agreement was entered into by the Company and each holder of the Series C2 Preferred Stock on February 15, 2007. Each such holder of Series C2 Preferred Stock that entered into a Letter Agreement was a purchaser of the Debentures.

On May 30, 2007 the Letter Agreement was amended to provide for an extension until July 15, 2007 for conversions of the remaining $600,000 of Series C2 Preferred Stock that is covered under the Letter Agreement.

(4)
The Series C2 Warrants were issued to the purchasers of the Series C2 Preferred Stock in connection with the purchase of such shares. Column (E) represents the product of (i) the total number of shares underlying the Series C2 Warrants (1,250,000) times (ii) the market price of the Common Stock on the date of issuance of the Series C2 Warrants ($1.55). Column (G) represents the product of (x) the total number of shares underlying the Series C2 Warrants (1,250,000) times (y) the per share exercise price of the Series C2 Warrants ($2.00). Column (H) indicates that the combined market price of the shares underlying the Series C2 Warrants as set forth in Column (E) ($1,937,500) is less than the combined exercise price set forth in Column (G) ($2,500,000). As the closing price of the Common Stock on May 14, 2007 was $0.74, none of the Series C2 Warrants were “in the money” as of such date and none of the Series C2 Warrants have been exercised since the date of issuance.

Table 4
Proceeds, Payments and Possible Profit
Resulting From the Debenture Transaction

Table 4 below discloses, with respect to the Debenture transaction, the proceeds to the issuer, all payments that have been made or may be required to be made to the holders of the Debentures, and the total possible profit to the holders of the Debentures.

(A)	(B)	(C)	(D)	(E)
Gross Proceeds Paid to the Issuer	All Payments Made or That May Be Required To Be Made	Resulting Net Proceeds to the Issuer	Combined Total Profit To Be Realized As A Result Of Any Conversion Discounts	Total Possible Payments to Selling Stockholders and Total Possible Discount of Underlying Shares divided by the Net Proceeds to the Issuer
				Percentage	Percentage Averaged over the term of the Convertible Debentures
$6,000,000(1)	$1,081,356(2)	4,918,644(3)	$1,359,055(4)	49.6%(5)	24.8%(6)

(1)	Represents the aggregate purchase price for the Debentures.

(2)
Represents the sum of (i) the total interest payments payable on the Debentures, assuming that the Debentures remain outstanding until maturity and assuming that the prime interest rate remains 8.25% per annum ($991,356), plus (ii) the total amount of reimbursements the Company has made or may be required to make in connection with fees and disbursements incurred by Portside Growth and Opportunity Fund in connection with the Debenture transaction ($90,000). The number in Column (B) does not include amounts that may be required to be paid by the Company to the selling stockholders with respect to dividends, distributions, buy-ins, redemptions or liquidated damages for a registration default. The Company cannot calculate the amounts of these potential payments until the occurrence of the events that trigger such payments.

(3)	Represents the gross proceeds set forth in Column (A) ($6,000,000) minus the amounts payable to the selling stockholders set forth in Column (B) ($1,081,356).

(4)
Represents the sum of (i) the total possible discount to market price determined by calculating the product of (i) the total number of shares of Common Stock underlying the Debentures (5,940,594) times (ii) the Revised Conversion Price, calculated as of the date of the sale of the Debentures ($1.01) ($831,683) plus the total possible discount to market price as a result of conversion or exercise discounts with respect to other company securities based upon the closing price of the Common Stock on the date of the sale of the applicable security ($527,372).

(5)
Represents the quotient obtained by dividing (i) the sum of (x) the amounts payable to the selling stockholders as reported in Column (B) ($1,081,356) plus (y) the total possible discount to Market Price as set forth in Column (D) ($1,359,055) by (ii) the net proceeds to the Company from the sale of the Debentures as set forth in Column (C) ($4,918,644).

(6)	Represents the percentage corresponding to Note 5, divided by the two year term of the Debentures.

Material Relationships between the Company and the Selling Stockholders and their Affiliates Within the Past Three Years.

Debenture Transaction.

On February 15, 2007 the Company and the selling stockholders entered into a Securities Purchase Agreement (the “Purchase Agreement”) under which the Company agreed to sell to the selling stockholders and the selling stockholders agreed to purchase from the Company (i) $6,000,000 aggregate principal amount of the Company’s Debentures and (ii) Warrants to purchase a number of shares of the Company’s Common Stock equal to approximately 35% of the number of shares underlying the Debentures. The aggregate purchase price payable under the Purchase Agreement is $6,000,000, less $50,000 for the reimbursement of legal fees incurred by Portside in connection with transaction. In addition to this $50,000 held back from the purchase price payable under the Purchase Agreement, the Company is also required to reimburse Portside for its fees and disbursements of counsel in the following amounts: (i) up to $10,000 incurred in connection with the registration, filing or qualification of the Common Stock underlying the Debentures and Warrants pursuant to the terms of a registration rights agreement the Company entered into with the selling stockholders in connection with the private placement, (ii) $25,000 incurred in connection with the preparation, execution and delivery of the documents pursuant to which the Debentures and Warrants were sold, and (iii) up to $5,000 incurred in connection with the review of the Company’s proxy statement whereby the Company solicited and obtained stockholder approval of the issuance of the shares underlying the Debentures and the Warrants.

On March 16, 2007, the Debentures were amended pursuant to an agreement between us and holders of a majority in interest of the Debentures. This amendment modified the covenant restricting payment of Permitted Indebtedness during an Event of Default (as defined in the Debentures) to clarify that the payment by the Company of interest or principal in respect of Permitted Pari Passu Indebtedness (as defined in the Debentures) is permitted during an Event of Default so long as such payments are made on a pro rata basis with the holders of the Debentures, based on their respective principal amounts.

Pursuant to a Registration Rights Agreement entered into between the Company and the selling stockholders, the Company agreed to register the resale of all of the shares of Common Stock underlying the Debentures and the Warrants acquired by the selling stockholders.

For additional information regarding the Debenture Transaction, please refer to Tables 1, 2, and 4 above.

Letter Agreement between the Company and Each Holder of Series C2 Convertible Preferred Stock.

Under the terms of the Letter Agreement, the Company agreed to, between the date of such letter agreement and June 15, 2007, deliver Company Interim Conversion Election Notices to convert 50% of such holder’s shares of Series C2 Preferred Stock into shares of the Common Stock. As provided in the Certificate of Designations of the Series C2 Preferred Stock, the closing sale price for the Common Stock on the date immediately preceding the date of each Company Interim Conversion Election Notice must be at least 114% of the applicable conversion price (if the applicable closing sale price is $1.25 or less) or 108% of the applicable conversion price (if the applicable closing sale price is greater than $1.25). The Company agreed it would not deliver Company Interim Conversion Election Notices to effect aggregate conversions of more than $400,000 of Series C2 Preferred Stock during any 10 trading day period. Each holder waived the volume restrictions contained in the Certificate of Designations of the Series C2 Preferred Stock with respect to the conversions contemplated by the letter agreement. As of May 9, 2007, the Company had converted an aggregate of $1,200,000 of Series C2 Preferred Stock into 1,448,148 shares of Common Stock under the letter agreement.

As stated above, the Letter Agreement was entered into by the Company and each holder of the Series C2 Preferred Stock on February 15, 2007, and each such holder of Series C2 Preferred Stock that entered into a letter agreement was a purchaser of the Debentures.

On May 30, 2007, the Letter Agreement was amended to provide for an extension until July 15, 2007 for conversions of the remaining $600,000 of Series C2 Preferred Stock that is covered under the Letter Agreement.

For a description of the Letter Agreement please also refer to Note 3 in Table 3 above.

Series C2 Convertible Preferred Stock Transaction.

On April 25, 2005, the Company and certain institutional investors (certain of such investors are selling stockholders) (the “Investors”), entered into a Securities Purchase Agreement (the “Series C Purchase Agreement”) under which the Company agreed to sell to the Investors and the Investors agreed to purchase from the Company (i) an aggregate of 10,000 shares of Series C Preferred Stock and (ii) Warrants to purchase a number of shares of Common Stock equal to 25% of the number of shares of Common Stock underlying the Series C Preferred Stock. The aggregate purchase price payable under the Securities Purchase Agreement was $10,000,000.

On June 30, 2005, the Company completed an exchange offer with the holders of its outstanding Series C Preferred Stock whereby each such holder’s shares of Series C Preferred Stock were exchanged for an equal number of shares of the Company’s Series C2 Preferred Stock. The terms of the Series C2 Preferred Stock are identical to the terms of the Series C Preferred Stock except that the number of votes to which each share of Series C2 Preferred Stock is entitled is no longer subject to change upon a conversion price adjustment unless such conversion price adjustment is the result of a stock dividend, stock split, reverse stock split, recapitalization or similar event.

Pursuant to a Registration Rights Agreement entered into between the Company and the Investors, the Company registered the resale of all of the shares of Common Stock underlying the Series C2 Preferred Stock and the Warrants acquired by the Investors.

For additional information regarding the Series C2 Convertible Preferred Stock Transaction, please refer to Table 3 above and Table 5 below.

Amended Debenture Transaction.

The Amended Debentures were issued on November 8, 2005 to certain existing holders of Secured Convertible Debentures, some of whom are selling stockholders (Portside and Mainfield ) in exchange for their Secured Convertible Debentures.

For additional information regarding the Amended Debenture transaction please refer to Table 5 below.

Initial 2004 Debenture and Additional 2004 Debenture Transaction.

On January 16, 2004, the Company and Mainfield, one of the selling stockholders, entered into a Securities Purchase Agreement (the “Mainfield Purchase Agreement”) under which Mainfield purchased $6 million principal amount of unsecured convertible debentures (the “Initial 2004 Debentures”) and, on September 28, 2004, an additional $4 million principal amount of unsecured convertible debentures (the “Additional 2004 Debentures”). In addition, pursuant to the Mainfield Purchase Agreement, the Company issued 200,249 shares of common stock to Mainfield.

Pursuant to a Registration Rights Agreement entered into between the Company and Mainfield, the Company registered the resale of all of the shares of Common Stock underlying the Initial 2004 Debentures, Additional 2004 Debentures and the Common Stock acquired by Mainfield.

For additional information regarding the Initial 2004 Debenture and Additional 2004 Debenture Transaction, please refer to Table 5 below.

Pine Ridge Transactions.

On June 19, 2002, the Company, Pine Ridge Financial, Inc. (“Pine Ridge”) and ZLP Master Technology Fund, Ltd. (“ZLP”) entered into a Securities Purchase Agreement whereby Pine Ridge (i) acquired 896,057 shares of Common Stock, (ii) acquired a warrant to purchase 44,803 shares of Common Stock at an exercise price of $3.93 per share and (iii) agreed to acquire $12,000,000 aggregate principal amount of the Company’s secured convertible debentures. The Company and Pine Ridge subsequently agreed that the debentures would not be issued under this Securities Purchase Agreement.

The Company, Pine Ridge and ZLP entered into another Securities Purchase Agreement on October 31, 2002 whereby Pine Ridge (i) acquired 241,178 shares of Common Stock, (ii) acquired warrants to purchase 73,599 shares of Common Stock at an exercise price of $2.32 per share and (iii) agreed to acquire $12,000,000 aggregate principal amount of the Company’s Convertible Debentures. Pursuant to this Securities Purchase Agreement, Pine Ridge also acquired (1) $3,500,000 aggregate principal amount of the Company’s Unsecured Convertible Debentures and a warrant to purchase 242,678 shares of Common Stock at an exercise price of $3.00 on December 26, 2002, (2) $8,500,000 aggregate principal amount of the Company’s Secured Convertible Debentures and a warrant to purchase 589,376 shares of Common Stock at an exercise price of $3.93 per share on January 30, 2003, (3) $3,000,000 aggregate principal amount of the Company’s Unsecured Convertible Debentures (in exchange for $3,000,000 aggregate principal amount of the Company’s Secured Convertible Debentures then held by Pine Ridge) and a warrant to purchase 224,014 shares of Common Stock at an exercise price of $3.93 per share on June 30, 2003 and (4) $5,500,000 aggregate principal amount of the Company’s Unsecured Convertible Debentures (in exchange for $5,500,000 aggregate principal amount of the Company’s Secured Convertible Debentures then held by Pine Ridge) and warrants to purchase 224,014 shares of Common Stock at an exercise price per share of $3.93 on September 12, 2003.

Pursuant to a Registration Rights Agreement entered into between the Company, Pine Ridge and ZLP, the Company registered the resale of all of the shares of Common Stock underlying the Unsecured Convertible Debentures and the warrants acquired by Pine Ridge.

On March 10, 2005 the Company agreed to reset the exercise price of a warrant held by Pine Ridge to purchase 589,376 shares of Common Stock from $3.93 to $1.50 per share in exchange for Pine Ridge’s agreement to immediately exercise such warrant. In December 2006, the Company agreed to cancel a warrant held by Pine Ridge to purchase 1,617,417 shares of Common Stock in exchange for a $400,000 cash payment.

Pine Ridge might have been deemed to have been an affiliate of Mainfield within the last three years, however, based upon information provided by representatives of Mainfield, Pine Ridge is not currently an affiliate of Mainfield, and, to the Company's knowledge, Pine Ridge is not an affiliate of any other selling stockholder. 1

For additional information regarding the Pine Ridge Transactions, please refer to Table 5 below.

1 According to a Schedule 13G filed with the Commission on March 18, 2005 by Sage Capital Growth, Inc. (“Sage”), Cavallo Capital Corp. (“Cavallo”) and Pine Ridge, (i) Sage and Mainfield were, as of December 31, 2004, parties to an investment management agreement whereby Sage had the power to sell or vote on behalf of Mainfield some or all of the shares of Common Stock owned by Mainfield, (ii) Cavallo and Pine Ridge were, as of December 31, 2004, parties to an investment management agreement whereby Cavallo had the power to sell or vote on behalf of Pine Ridge some or all of the shares of Common Stock owned by Pine Ridge, and (iii) Mr. Avi Vigder was, as of December 31, 2004, a director of both Sage and Cavallo.

Table 5
Prior Securities Transactions between the Issuer and the Selling Stockholders and Affiliates of the Selling Stockholders*

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Date of Transaction	Type of Securities Issued in Transaction	Underlying Shares Outstanding Prior to Transaction(1)	Underlying Shares held by Unaffiliated Third Parties Prior to Transaction(2)	Shares Issued or Issuable in Transaction	Percentage of Total Issued and Outstanding Underlying Shares Issued or Issuable in Transaction(3)	Market Price Immediately Prior to Transaction	Current Market Price Per Share(4)
December 26, 2002	Unsecured Convertible Debentures Due June 26, 2003(5)	29,027,491	16,327,594	823,529(5)	5.0%	$2.32(5)	$0.74
January 30, 2003	Secured Convertible Debentures Due January 30, 2006(6)	29,027,491	16,327,594	2,000,000(6)	12.2%	$2.22(6)	$0.74
June 30, 2003	Unsecured Convertible Debentures Due March 31, 2004(7)	30,940,948	17,637,758	705,882(7)	4.0%	$1.76(7)	$0.74
September 12, 2003	Unsecured Convertible Debentures Due March 31, 2004(8)	33,255,338	19,952,148	1,294,118(8)	6.5%	$2.42(8)	$0.74
February 17, 2004	Unsecured Convertible Debentures Due June 16, 2005(9)	35,331,538	22,561,285	1,958,362(9)	8.7%	$2.84(9)	$0.74
September 28, 2004	Unsecured Convertible Debentures Due March 28, 2006(10)	38,324,333	25,408,725	2,640,714(10)	10.4%	$1.25(10)	$0.74
November 8, 2005	Amended and Restated Convertible Debentures Due September 30, 2007(11)	46,413,092	32,856,246	960,000(11)	2.9%	$1.90(11)	$0.74
April 25, 2005	Series C2 Convertible Preferred Stock(12)	42,467,580	28,904,734	6,410,256(12)	22.2%	$1.55(12)	$0.74
June 19, 2002	Warrants to Pine Ridge Financial, Inc.(13)	28,395,345	15,695,448	940,860(13)	6.0%	$3.15(13)	$0.74
October 31, 2002	Warrants to Pine Ridge Financial, Inc.(14)	29,027,491	16,327,594	314,777(14)	1.9%	$1.89(14)	$0.74
December 26, 2002	Warrants to Pine Ridge Financial, Inc.(15)	29,027,491	16,327,594	242,678(15)	1.5%	$2.32(15)	$0.74
January 30, 2003	Warrants to Pine Ridge Financial, Inc.(16)	29,027,491	16,327,594	589,376(16)	3.6%	$2.22(16)	$0.74
April 25, 2005	Warrants to Series C2 Investors(17)	42,467,580	28,910,734	1,250,000(17)	4.3%	$1.55(17)	$0.74

*	As described above, Pine Ridge might have been deemed to be an affiliate of Mainfield within the past three years.

(1)	Column (C) sets forth the aggregate number of shares of Common Stock that were outstanding immediately prior to each transaction.

(2)
Column (D) sets forth the approximate number of shares of Common Stock that were outstanding immediately prior to each transaction excluding shares held by the selling stockholders, affiliates of the selling stockholders, and affiliates of the Company. For purposes of calculating the number of shares of Common Stock set forth in Column (D), the number of shares held by selling stockholders, affiliates of the selling stockholders, and affiliates of the Company was determined based upon information contained in filings made by selling stockholders and/or affiliates with the Commission with respect to ownership of the Company’s securities and questionnaires completed by selling stockholders.

(3)
Column (F) represents the quotient obtained by dividing (x) the total number of shares of Common Stock issuable in each transaction (as set forth in Column (E)) by (y) the approximate number of shares of Common Stock outstanding immediately prior to the transaction, excluding shares held by the selling stockholders, affiliates of the selling stockholders and affiliates of the Company (determined as described in Note 2 above).

(4)	Column (H) represents the closing market price of the Common Stock on May 14, 2007.

(5)
On December 26, 2002 the Company issued $3,500,000 aggregate principal amount of Unsecured Convertible Debentures Due June 26, 2003 to Pine Ridge. Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the Unsecured Convertible Debentures Due June 26, 2003 (823,529) (assuming conversion at the Initial Conversion Price ($4.25). Column (G) represents the closing price of the Common Stock on December 25, 2002, the date immediately preceding the sale of the Unsecured Convertible Debentures Due June 26, 2003.

(6)
On January 30, 2003 the Company issued $8,500,000 aggregate principal amount of Secured Convertible Debentures Due January 30, 2003 to Pine Ridge. Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the Secured Convertible Debentures Due January 30 (2,000,000) (assuming conversion at the Initial Conversion Price ($4.25)). Column (G) represents the closing price of the Common Stock on January 29, 2003, the date immediately preceding the sale of the Secured Convertible Debentures Due January 30.

(7)
On June 30, 2003 the Company issued $3,000,000 aggregate principal amount of Unsecured Convertible Debentures Due March 31, 2004 to Pine Ridge in exchange for $3,000,000 aggregate principal amount of Secured Debentures then held by Pine Ridge. Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the Unsecured Convertible Debentures Due March 31, 2004 (705,882) (assuming conversion at the Initial Conversion Price ($4.25)). Column (G) represents the closing price of the Common Stock on June 29, 2003, the date immediately preceding the sale of the Unsecured Convertible Debentures Due March 31, 2004.

(8)
On September 12, 2003 the Company issued $5,500,000 aggregate principal amount of Unsecured Convertible Debentures Due March 31, 2004 to Pine Ridge in exchange for $5,500,000 aggregate principal amount of Secured Debentures then held by Pine Ridge. Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the Unsecured Convertible Debentures Due March 31, 2004 (1,294,118) (assuming conversion at the Initial Conversion Price ($4.25). Column (G) represents the closing price of the Common Stock on September 11, 2003, the date immediately preceding the sale of the Unsecured Convertible Debentures Due March 31, 2004.

(9)
On January 16, 2004, the Company sold (i) $6,000,000 aggregate principal amount of the Initial 2004 Debentures, and (ii) 140,180 shares of Common Stock to Mainfield, one of the selling stockholders. The Initial 2004 Debentures were convertible into shares of Common Stock at an Initial Conversion Price of $3.30 per share (120% of the dollar volume weighted average price of the Common Stock during the five trading days preceding the sale of the Initial 2004 Debentures). Column (E) represents the sum of (i) the aggregate number of shares of Common Stock issuable upon conversion of the Initial 2004 Debentures (1,818,182) (assuming conversion at the Initial Conversion Price ($3.30)) plus the 140,180 shares of Common Stock issued in this transaction. Column (G) represents the closing price of the Common Stock on January 15, 2004, the date immediately preceding the sale of the Initial 2004 Debentures.

(10)
On September 28, 2004, the Company sold (i) $4,000,000 aggregate principal amount of the Additional 2004 Debentures, and (ii) 60,069 shares of Common Stock to Mainfield, one of the selling stockholders. The Additional 2004 Debentures were convertible into shares of Common Stock at an Initial Conversion Price of $1.55 per share (120% of the dollar volume weighted average price of the Common Stock during the five trading days preceding the sale of the Additional 2004 Debentures). Column (E) represents the sum of (i) the aggregate number of shares of Common Stock issuable upon conversion of the Additional 2004 Debentures (assuming conversion at the Initial Conversion Price ($1.55)) plus (ii) the 60,069 shares of Common Stock issued in this transaction. Column (G) represents the closing price of the Common Stock on September 27, 2004, the date immediately preceding the sale of the Additional 2004 Debentures.

(11)
Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the Amended Debentures (assuming a conversion at the Initial Conversion Price ($2.25)). Column (G) represents the closing price of the Common Stock on November 7, 2005, the date immediately preceding the issuance of the Amended Debentures.

(12)
For a description of the issuance of the shares of Series C2 Preferred Stock, please see the text accompanying Note 2 in Table 3 above. Column (E) represents the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series C2 Preferred Stock (assuming a conversion at the Interim Conversion Price on April 25, 2005 ($1.56) (the dollar volume weighted average price during the preceding 10 trading days in accordance with the terms of the Series C2 Preferred Stock)). Column (G) represents the closing price of the Common Stock on April 24, 2005, the date immediately preceding the sale of the Series C2 Preferred Stock.

(13)
Column (E) represents the aggregate number of shares of Common Stock issuable upon exercise of these warrants plus 896,057 shares of Common Stock that were issued to Pine Ridge on June 19, 2002. Column (G) represents the closing price of the Common Stock on June 18, 2002, the date immediately preceding the issuance of these warrants.

(14)
Column (E) represents the aggregate number of shares of Common Stock issuable upon exercise of these warrants plus 241,178 shares of Common Stock that were issued to Pine Ridge on October 31, 2002. Column (G) represents the closing price of the Common Stock on October 30, 2002, the date immediately preceding the issuance of these Warrants.

(15)
Column (E) represents the aggregate number of shares of Common Stock issuable upon exercise of these warrants. Column (G) represents the closing price of the Common Stock on December 25, 2002, the date immediately preceding the issuance of these warrants.

(16)
Column (E) represents the aggregate number of shares of Common Stock issuable upon exercise of these warrants. Column (G) represents the closing price of the Common Stock on January 29, 2003, the date immediately preceding the issuance of these warrants.

(17)
For a description of the issuance of the Series C2 Warrants, please see the text accompanying Note 3 in Table 3 above. Column (E) represents the aggregate number of shares of Common Stock issuable upon exercise of the Series C2 Warrants. Column (G) represents the closing price of the Common Stock on April 24, 2005, the date immediately preceding the issuance of the Series C2 Warrants.

PLAN OF DISTRIBUTION

We are registering shares of common stock issuable upon conversion of the Debentures, exercise of the warrants and as payment of interest as set forth in the Debentures to permit the resale of such shares of common stock by the selling stockholders, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register such shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

▪	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	in the over-the-counter market;

▪	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	sales pursuant to Rule 144;

▪	broker-dealers which have agreed with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Debentures and warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement; provided , however , that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. If we are notified by any one or more selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the common stock.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Dickstein Shapiro LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us, our business and our finances.

The documents that we are incorporating by reference are:

▪	Our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on March 30, 2007;

▪
Our Current Reports on Form 8-K and 8-K/A filed with the Commission on January 8, 2007, January 16, 2007, January 18, 2007, February 7, 2007, February 14, 2007, February 16, 2007, February 21, 2007, February 26, 2007, March 19, 2007 (2 filings); and

▪	The description of our common stock that is contained in our Registration Statement on Form S-1 (Registration No. 333-53442) filed with the Commission on January 9, 2001.

Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to John D. Giolli, CPA, Chief Financial Officer and Secretary, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our Commission filings are also available to the public from the Commission's Website at “http://www.sec.gov.” We make our Commission filings available to the public on our website, www.MillenniumCell.com (this is not a hyperlink, you must visit our website through an Internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Registration Statement.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF MILLENNIUM CELL INC. COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

10,972,420 SHARES OF COMMON STOCK

________________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$330
Accounting fees and expenses	$10,000
Legal fees and expenses	$15,000
Total	$25,330

We shall bear all expenses in connection with the issuance and distribution of the securities being offered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with Section 145 of the Delaware General Corporation Law, Article 11 of our certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Article V of our by-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS

The exhibits filed as part of this registration statement are as follows:

Exhibit No.	Description

4.1*	Form of Convertible Debenture Due February 16, 2009.

4.2*	Form of Warrant, dated February 16, 2007.

5.1*	Opinion of Dickstein Shapiro LLP, legal counsel.

23.1*	Consent of Ernst & Young LLP, registered public accounting firm.

23.2*	Consent of Dickstein Shapiro LLP, legal counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney.

* Incorporated by reference to Millennium Cell’s Registration Statement on Form S-3, filed on March 30, 2007.

ITEM 17. UNDERTAKINGS.

We, the undersigned Registrant hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registrant Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eatontown, State of New Jersey, on the 20th day of June, 2007.

MILLENNIUM CELL INC.
(Registrant)

By:	/s/ H. David Ramm
H. David Ramm
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ H. David Ramm	Chief Executive Officer, Director	June 20, 2007
H. David Ramm	(Principal Executive Officer)

/s/ John D. Giolli	Chief Financial Officer and Secretary	June 20, 2007
John D. Giolli	(Principal Financial Officer and Principal Accounting Officer)

*	Director, Chairman of the Board	June 20, 2007
G. Chris Andersen

*	Director	June 20, 2007
Kenneth R. Baker

*	Director	June 20, 2007
Alexander MacLachlan

*	Director	June 20, 2007
Zoltan Merszei

*	Director	June 20, 2007
James L. Rawlings

*	Director	June 20, 2007
L.J. Evans, Jr.

*	Director	June 20, 2007
Hideo Ito

*	Director	June 20, 2007
Peter A. McGuigan

* The undersigned, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement on behalf of the above-named Directors of the Registrant pursuant to a Power of Attorney executed by each such Director and filed with the Securities and Exchange Commission with the Form S-3 Registration Statement on March 30, 2007.

By:	/s/ John D. Giolli, C..P.A.
John D. Giolli, C.P.A.

Millennium Cell Inc.
Form S-3
Index to Exhibits

Exhibit No.	Description

4.1*	Form of Convertible Debenture Due February 16, 2009.

4.2*	Form of Warrant, dated February 16, 2007.

5.1*	Opinion of Dickstein Shapiro LLP, legal counsel.

23.1*	Consent of Ernst & Young LLP, registered public accounting firm.

23.2*	Consent of Dickstein Shapiro LLP, legal counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in Signature Pages to this Registration Statement on Form S-3).

* Incorporated by reference to Millennium Cell’s Registration Statement on Form S-3, filed on March 30, 2007.